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                                                                    Exhibit 10.2


April 14, 2000


Mr. James A. Abate
80 Bay Street Landing, 9N
Staten Island, New York  10301

Dear James:

We are pleased to offer you the full time, regular position of Senior Vice President, Finance and Operations and Chief Financial Officer with Metacreations and Metastream.com (the Companies) commencing on or about April 17, 2000. You will be located in our New York City office and report to the Chief Executive Officer of the Companies.

You will be an exempt, salaried employee and your starting base compensation shall be $16,667 per month, earned semi-monthly and payable on the 15th and last day of each month. This compensation will be reviewed annually. In addition, you will receive a targeted annual incentive bonus of at least $50,000, payable before December 31, 2000, with future bonuses determined by the Compensation Committees of the Companies' Boards of Directors. Furthermore, you will be eligible for any benefit programs that are generally available to all employees.

Metacreations will recommend to the Board of Directors that you be granted 200,000 restricted shares of common stock with 25% of such shares to vest and become unrestricted at the conclusion of one year of employment and 1/36 of the remaining shares to vest and be released from restriction monthly thereafter. Additionally, Metacreations will recommend to the Board of Directors that you be granted a stock option to purchase 100,000 shares of common stock of Metacreations at the fair market value on the date of grant with vesting conditioned as per certain performance standards to be mutually agreed to and otherwise at 25% of the total grant at the end of one year of employment and 1/36 of the remaining grant to vest monthly thereafter.

Metastream.com will recommend to the Board of Directors that you be granted a stock option to purchase 600,000 shares of common stock of Metastream.com at an exercise price of $5.00, represented by the Companies as the approximate fair market value. Options granted will vest at 20% of the total grant upon the date of grant, 20% at the end of one year of employment and 1/36 of the remaining grant to vest monthly thereafter, with possible accelerated vesting based upon achievement of certain performance goals, to be determined later.

The Companies will provide you with a secured loan of up to $1,500,000, disbursed at your request during the first year of your employment, to assist with the financing of a home purchase and renovation. The loan is non-interest bearing and will be due four years from the date that you commence employment at the Companies. The loan will be secured by the net, after-tax proceeds from the exercise and sale of incentive stock options and previously restricted common stock shares that you will receive from the Companies.

In the event you are involuntarily terminated for reasons other than cause within the first thirty-sic (36) months of your employment, you will receive base salary continuation, including medical benefits, for six (6) months following your termination. If you are involuntarily terminated as a result of a change in control of the Companies and for reasons other than cause, you will receive
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base salary continuation, including medical benefits, equal in duration to the
Chief Executive Officer of the Companies and otherwise for six (6) months following your termination.

A change in control shall be defined as the acquisition by any person or entity of the beneficial ownership, directly or indirectly, of securities of either of the Companies representing 50% or more of the total voting power represented by the Companies' then outstanding voting securities, the acquisition by any person or entity of substantially all of the Companies' assets, or a merger or consolidation of the Companies with any other corporation where either of the Companies is not the surviving corporation.

In the event of a change in control of either of the Companies during the first year of your employment that results in termination without cause, resignation due to change in control, or a material change in duties, vesting of your restricted stock and unvested options will be conditionally equal in terms to that provided the Chief Executive Officer of the Companies and otherwise 50% of your restricted stock and unvested options will vest and be released from all restrictions for sale. In the event of a change in control of either of the Companies after the first year of your employment, vesting of your restricted stock and unvested options will be conditionally equal in terms to that provided the Chief Executive Officer of the Companies and otherwise 100% of your restricted stock and unvested options identified in this agreement will vest and be released from all restrictions for sale.

In acceptance of the position, please sign and return, prior to your proposed start date, a copy of this letter, together with a signed copy of the enclosed Metastream.com standard Employee Invention, Copyright and Secrecy Agreement. You should send these documents to Diane Filsinger at 498 Seventh Avenue, 18th Floor, New York, N.Y. 10018.

If you have any questions, please feel free to call me.

Sincerely,


/s/BOB RICE
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Bob Rice
President


Accepted:

/s/JAMES A. ABATE
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James A. Abate